Exhibit 16
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January 26, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Intraop Medical Corporation (formerly known as Digitalpreviews.com, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K/A dated April 5, 2003 to be filed on or about January 26, 2005 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.